FREE WRITING PROSPECTUS Dated August 19, 2010	Filed Pursuant to Rule 433 Registration No. 333-167044 Registration No. 333-167044-01

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (877) 858-5407.

**PRICED** $584.942MM ALLY (AMOT) 2010-4

JT-Books: Citi (Structuring), DB and JPM

Co-Mgrs: BONY, CS, MS, Scotia, UBS

Class B&C Sole: Citi

CLS QTY/MMs	WAL	MDY/FITCH	E.FINAL	L.FINAL	B-MARK	SPREAD	$Price
A $500.00	4.98	Aaa/AAA	08/15	08/17	1ML+	107	100
B $48.262	4.98	Aa2/AA	08/15	08/17	N/A
C $36.680	4.98	A2/A	08/15	08/17	N/A

* Settle Date:	08/26/2010	* Registration:	A’s are SEC Registered; B&C 144A
* First Coupon:	09/15/2010	* Bill & Deliver:	CITI
* PX Expected:	PRICED	* ERISA:	YES